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EXHIBIT 10.3

EXECUTION

SEVENTH AMENDMENT AGREEMENT

        This Seventh Amendment Agreement dated as of April 4, 2003 ("Amendment") is entered into among MGM MIRAGE, a Delaware corporation (formerly known as MGM Grand, Inc. and referred to herein as "Borrower"), MGM Grand Atlantic City, Inc., a New Jersey corporation ("Atlantic City"), MGM Grand Detroit, LLC, a Delaware limited liability company ("Detroit"), as Co-Borrowers, the Banks named therein ("Banks"), and Bank of America, N.A., as Administrative Agent ("Administrative Agent") with reference to the following facts.

RECITALS

        A.    Borrower, Atlantic City, Detroit, Banks and the Administrative Agent are parties to (a) the Second Amended and Restated Loan Agreement dated as of April 10, 2000 (the "Multi-Year Loan Agreement") and (b) the Second Amended and Restated 364-Day Loan Agreement dated as of April 5, 2002 (the "364-Day Loan Agreement").

        B.    Concurrently herewith, the 364-Day Loan Agreement is to be amended and restated in its entirety by means of a Third Amended and Restated 364-Day Loan Agreement dated as of April 4, 2003 (the "Amended 364-Day Loan Agreement").

        C.    The Multi-Year Loan Agreement has previously been amended by amendment agreements dated as of September 6, 2000, December 21, 2000, April 6, 2001, December 11, 2001, February 28, 2002 and November 22, 2002.

        D.    Borrower, Atlantic City, Detroit and the Administrative Agent, acting on behalf of the Requisite Banks under the Multi-Year Loan Agreement, hereby agree to amend the Multi-Year Loan Agreement in accordance with this Amendment.

AGREEMENT

1.    Definitions.    Capitalized terms used herein but not defined are used with the meanings set forth for those terms in the Multi-Year Loan Agreement.

2.    Amendment to Definitions—Revised Leverage Kicker.    Section 1.1 of the Multi-Year Loan Agreement is hereby amended so that the proviso contained in the definitions of "Base Rate Margin" and "Eurodollar Margin" (heretofore added to the Multi-Year Loan Agreement by the Fourth Amendment Agreement dated December 11, 2001) reads in full as follows:

  "provided that, during each Pricing Period which begins immediately following the last day of a Fiscal Quarter upon which (a) the Leverage Ratio exceeds 5.00:1.00, but is less than or equal to 5.25:1.00, the interest rate margins set forth above shall be increased by 10.0 basis points above the interest rate margins otherwise applicable during such Pricing Period, and (b) the Leverage Ratio exceeds 5.25:1.00, the interest rate margins set forth above shall be increased by 25.0 basis points above the interest rate margins otherwise applicable during such Pricing Period (without duplication of the 10 basis point increase described in (a))."

3.    Deleted Definitions.    Section 1.1 of the Multi-Year Loan Agreement is hereby amended by deleting the following terms (each of which was used in the contingent covenants formerly set forth in Section 6.10 of the Multi-Year Loan Agreement or other provisions which have heretofore been deleted and which are no longer used in the Loan Agreement or the other Loan Documents):

"Acquisition Cost Ratio," "Excess Acquisition Cost," "Midwest Gaming Subsidiaries," "Restricted Expenditures," "Restricted Period," "Target EBITDA," and "Trigger Date."

4.    Amended Definition—Deletion of Midwest Gaming Subsidiaries.    Section 1.1 of the Multi-Year Loan Agreement is hereby amended so that the definition of "Restricted Subsidiary" reads in full as follows [with the deleted text shown as stricken and added text as bold and double underlined for the convenience of the reader]:

          "Restricted Subsidiary" means each Subsidiary of Borrower other than (a) the Australia Companies, Detroit Temporary, Subsidiaries formed under the Laws of foreign nations whose only tangible assets are located in foreign nations, and pure holding companies for such foreign Subsidiaries (including without limitation MGM Grand South Africa, Inc., a Nevada corporation) owning as their sole asset the stock or other securities and obligations thereof, and (b) ~~each Midwest Gaming Subsidiary which is designated in writing by Borrower to the Administrative Agent as an Unrestricted Subsidiary substantially contemporaneously with its formation or acquisition, provided that no such designation may be made when any Default or Event of Default exists, and (c)~~ the Insurance Subsidiary. As of the Closing Date, Victoria Partners, a Nevada general partnership, is 50% owned by Borrower, and is therefore not a Subsidiary of Borrower. It is also understood that Marina District Development Holding Co., LLC, a New Jersey limited liability company, the 100% owner of Marina District Development Company, LLC, a New Jersey limited liability company doing business as "The Borgata," is also only 50% owned by Borrower and therefore is not a Subsidiary of Borrower."

5.    Clarification of Eurodollar Cost Calculation.    Section 3.8(e)(1) of the Multi-Year Loan Agreement is hereby amended to read in full as follows [with the deleted text shown as stricken and added text as bold and double underlined for the convenience of the reader]:

          "(1) the principal amount of the Eurodollar Rate Advance prepaid or not borrowed or prepaid, as the case may be, times~~[~~(the number of days from and including the date of prepayment or failure to borrow or prepay, as applicable, to but excluding the last day in the applicable Eurodollar Period ~~]~~, divided by 360), times the applicable Interest Differential (provided that the product of the foregoing formula must be a positive number); plus"

6.    Disposition of Theme Park Property.    Section 6.2 of the Multi-Year Loan Agreement is hereby amended to read in full as follows:

          "6.2    Disposition of Property.    Make any Disposition of any Principal Resort Casino Properties (other than Dispositions of (i) any Release Parcel (as defined in and permitted by the relevant Deeds of Trust) consisting of any gores or strips of land required to be disposed of in the ordinary course of business to facilitate construction, improvement, public use dedication or similar purposes, and not material to the overall conduct of the business of the related Property or (ii) all or any part of the Theme Park Property, in each case when no Default or Event of Default exists), provided that leases and subleases of portions of a Principal Resort Casino Property in the ordinary course of business and not involving their gaming or lodging operations shall not be considered a Disposition thereof. Borrower is hereby authorized to subdivide the Theme Park Property in any manner (whether concurrently with or prior to the Disposition thereof) and the Administrative Agent is hereby authorized to empower the Collateral Agent to make any amendments to the Deed of Trust covering the Theme Park Property and/or subordinate the lien of such Deed of Trust to any maps subdividing the Theme Park Property, so as to give effect thereto. The Administrative Agent is hereby authorized to send notice to the Collateral Agent and the Creditor Representatives requesting the release of any Theme Park Property concurrently with the sale or other Disposition thereof."

7.    Amendment to Leverage Covenant.    Section 6.8 of the Multi-Year Loan Agreement is hereby amended to read in full as follows:

          "6.8    Leverage Ratio.    Permit the Leverage Ratio, as of any Fiscal Quarter described below to be greater than the ratio set forth below opposite that Fiscal Quarter:

Fiscal Quarters Ending	Maximum Ratio
March 31, 2003 through and including December 31, 2003	5.50:1.00
March 31, 2004 through and including September 30, 2004	5.25:1.00
Thereafter	5.00:1.00	."

8.    Amendment to Interest Charge Coverage Ratio Covenant.    Section 6.9 of the Multi-Year Loan Agreement is hereby amended to read in full as follows:

          "6.9    Interest Charge Coverage Ratio.    Permit the Interest Charge Coverage Ratio as of the last day of any Fiscal Quarter described below to be less than the ratio set forth opposite that Fiscal Quarter:

Fiscal Quarters Ending	Minimum Ratio
March 31, 2003 through and including December 31, 2003	2.50:1.00
Thereafter	2.75:1.00	."

9.    Deletion of Contingent Covenants.    Former Section 6.10 of the Multi-Year Loan Agreement (regarding certain contingent covenants) is hereby deleted in its entirety.

10.    Amendment to Foreign Banks and Participants Provision.    Section 11.21 of the Multi-Year Loan Agreement is hereby to read in full as follows [with the deleted text shown as stricken and added text as bold and double underlined for the convenience of the reader]:

          "11.21    Foreign Banks and Participants.    Each Bank that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia shall deliver to Borrower (with a copy to the Administrative Agent), within twenty (20) days after the Closing Date (or after accepting an assignment or receiving a participation interest herein pursuant to Section 11.8, if applicable) two duly completed copies, signed by a Responsible Official, of either Form ~~1001~~W-8BEN or any successor thereto (relating to such Bank and entitling it to ~~a complete~~ an exemption from, or reduction of, withholding on all payments to be made to such Bank by Borrower and the Co-Borrowers pursuant to this Agreement) or Form ~~4224~~W-8ECI or any successor thereto (relating to all payments to be made to such Bank by Borrower and the Co-Borrowers pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence (including, if reasonably necessary, Form W-9), or any successor form(s), satisfactory to Borrower and the Co-Borrowers and the Administrative Agent that no withholding under the federal income tax laws is required with respect to such Bank. Thereafter and from time to time, each such Bank shall upon request by Borrower and the Co-Borrowers (a) promptly submit to Borrower and the Co-Borrowers (with a copy to the Administrative Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower, the Co-Borrowers and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Bank by Borrower and the Co-Borrowers pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re-designation of its Eurodollar Lending Office, if any) to avoid any requirement of applicable Laws that Borrower and the Co-Borrowers make any deduction or withholding for taxes from amounts payable to such Bank. In the event that Borrower, the Co-Borrowers or the Administrative Agent become aware that a participation has been granted pursuant to Section 11.8(e) to a financial institution that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, then, upon request made by Borrower, the Co-Borrowers or the Administrative Agent to the Bank which granted such participation, such Bank shall cause such participant financial institution to deliver the same documents and information to Borrower, the Co-Borrowers and the Administrative Agent as would be required under this Section if such financial institution were a Bank."

11.    Conditions Precedent.    The effectiveness of this Amendment shall be conditioned upon the following:

  (a)
  The Administrative Agent shall have received an original of this Amendment, duly executed by the Borrower, Atlantic City, Detroit, and the Administrative Agent;

  (b)
  The Administrative Agent shall have received fully executed written consents to the execution, delivery and performance of this Agreement from the Requisite Banks under the Multi-Year Loan Agreement in the form of Exhibit A to this Amendment;

  (c)
  The Amended 364-Day Loan Agreement shall be in a position to close concurrently with the effectiveness of this Amendment; and

  (d)
  The Administrative Agent shall have received, for the ratable account of each of the Banks which has approved this Amendment on or prior to March 21, 2003, an amendment fee of 5 basis points times the principal amount of that Bank's Pro Rata Share of the Commitment.

12.    Representation and Warranty.    Borrower and each of the Co-Borrowers represents and warrants to the Administrative Agent and the Banks that no Default or Event of Default has occurred and remains continuing, and that each of the representations and warranties of Borrower set forth in the Multi-Year Loan Agreement is true and correct as of the date hereof (other than those which relate by their terms solely to another date).

13.    Confirmation.    In all other respects, the terms of the Multi-Year Loan Agreement and the other Loan Documents are hereby confirmed.

14.    Counterparts.    This Amendment may be executed in any number of counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Amendment when taken together will be deemed to be but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

MGM MIRAGE MGM GRAND ATLANTIC CITY, INC. and MGM GRAND DETROIT, LLC
	By:	MGM Grand Detroit, Inc., managing member
By:	/s/ BRYAN WRIGHT Bryan Wright, Assistant Secretary of each of the foregoing other than MGM MIRAGE and Vice President—Assistant General Counsel and Assistant Secretary of MGM MIRAGE
BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ JANICE HAMMOND Janice Hammond, Vice President

EXHIBIT B

CONSENT OF BANK

        This Consent of Bank is delivered with reference to the Second Amended and Restated Loan Agreement dated as of April 6, 2000 (the "Multi-Year Loan Agreement") among MGM MIRAGE, a Delaware corporation (formerly known as MGM Grand, Inc.), MGM Grand Atlantic City, Inc., a New Jersey corporation, and MGM Grand Detroit, LLC, a Delaware limited liability company, as Co-Borrowers, the Banks named therein, and Bank of America, N.A., as Administrative Agent. The Multi-Year Loan Agreement has previously been amended by amendment agreements dated as of September 6, 2000, December 21, 2000, April 6, 2001, December 11, 2001, February 28, 2002, and November 22, 2002.

        The undersigned Bank hereby consents to the execution, delivery and performance of the proposed Seventh Amendment Agreement in respect of the Multi-Year Loan Agreement by the Administrative Agent on behalf of the Banks, substantially in the form presented to the undersigned as a draft.

[Typed/Printed Name of Bank]
By:
Title:
Date:

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  EXHIBIT 10.3
SEVENTH AMENDMENT AGREEMENT
EXHIBIT B
CONSENT OF BANK